Exhibit 99.1

PINNACLE ENTERTAINMENT’S CHIEF FINANCIAL OFFICER
TO LEAVE POSITION ON MARCH 31

LAS VEGAS, NV, March 4, 2011 – Pinnacle Entertainment, Inc. (NYSE: PNK) announced today that Stephen H. Capp, Executive Vice President and Chief Financial Officer, has decided to leave the Company, effective March 31, 2011, to pursue other opportunities. The Company anticipates appointing a successor to Mr. Capp by March 31, 2011.

Anthony Sanfilippo, President and Chief Executive Officer of Pinnacle Entertainment, commented,  “We thank Steve for his significant contribution to Pinnacle’s expansion and success over the years and we wish him well.”

Steve Capp commented, “After eight productive and satisfying years, I believe I have accomplished all of the enterprise and personal goals at Pinnacle before me.  Pinnacle has made substantial improvements in the areas of financial management, leadership and strategic direction, and I’m thankful to have contributed to these achievements. I am very appreciative of the opportunity to have served and contributed here at Pinnacle, and I wish my colleagues the very best, including continued success and prosperity.”

About Pinnacle Entertainment
Pinnacle Entertainment, Inc. owns and operates a total of seven casinos, located in Louisiana, Missouri, Indiana and Nevada, and a racetrack in Ohio. The Company is also developing a casino in Baton Rouge, Louisiana that is scheduled to open in the first quarter of 2012.

Pinnacle Entertainment, Inc. is publicly traded on the New York Stock Exchange under the ticker symbol PNK.  To learn more about Pinnacle Entertainment, please visit www.pnkinc.com.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements about the Company’s ability to appoint a new Chief Financial Officer by March 31, 2011, are subject to risks, uncertainties and changes in circumstances that could significantly affect the Company’s future financial results and business. For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

CONTACT:	Kerry Andersen
Lewis Fanger	Director, Community & Public Relations
Vice President, Finance & Investor Relations	337/395-7631 or kandersen@ldlmail.com
702/541-7777 or investors@pnkmail.com

Richard Land, Jim Leahy
Jaffoni & Collins Incorporated
212/835-8500 or pnk@jcir.com